June 23, 2026
Board of Trustees
ETF Opportunities Trust
8370 Stony Point Parkway, Suite 205
Richmond, VA 23235

RE: ETF Opportunities Trust (the “Trust”) – Fee Waiver for the Roundhill T-REX 2X Long DRAM Daily Target ETF (the “Fund”)
Dear Trustees:
This letter confirms the agreement of Tuttle Capital Management, LLC (the "Adviser") with the Trust to waive 0.25% of the Fund’s annual advisory fee under the Investment Advisory Agreement dated April 1, 2023, as amended June 10, 2026, between the Trust and the Adviser.

The Trust and the Adviser agree that the foregoing fee waiver for the Fund is effective from commencement of operations, through September 30, 2027. This waiver may only be terminated by the Fund's Board of Trustees (and not by the Adviser) prior to such date.

Your signature below acknowledges acceptance of this letter agreement:

                                Tuttle Capital Management, LLC

                                By:_/s/ Matthew Tuttle_____________
                                Name: Matthew Tuttle
                                Title: Chief Executive Officer

                                ETF Opportunities Trust

                                By:_/s/ David A. Bogaert___________
                                Name: David A. Bogaert
                                Title: President